Exhibit 16(c)

                                               ST. CLAIR FUNDS, INC.
                                              Schedule of Computation
                                                   (Exhibit 16c)


1.       Yield for the seven-day period:
                  Formula:  (Base period return/1) x 365/7

2.       Effective yield for the seven-day period:
                  Formula:  (1 + base period return) 367/7 -1

3.       30-Day SEC Yield:
                  Formula 2[((A - B)/CD) + 1)6 - 1]
                  A = interest and dividends (current income) earned during the 30 day period B = expenses accrued during the 30 day period (net of expense reimbursements and waivers) C = average fund shares outstanding during the 30 day period entitled to receive dividends D = maximum offering price per share on the last day of the period

4.       Average Annual Total Return:
                  T =      (ERV) 1/n -1
                               P
                  T =      average annual total return
                  ERV      = ending  redeemable  value of a hypothetical  $1,000
                           payment made at the  beginning of the 1, 5 or 10 year
                           (or  other)  periods  at the  end  of the  applicable
                           period  (or  a   fractional   portion   thereof)  and
                           deduction of any CDSC
                  P =      hypothetical initial payment of $1,000
                  n =      period covered by the computation, expressed in
                           years and portion of a year

5.       Aggregate Total Return:
                  Formula: (ERV/P) - 1= TR

                  TR = Aggregate Total Return